Exhibit 21.1

Subsidiaries of Qualtrics International Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Qualtrics, LLC	Delaware
Q (AGF2) Inc.	Delaware
Delighted, LLC	Delaware
Statwing, LLC	Delaware
IP Asset Holdings, LLC	Delaware
TM Property Holdings, LLC	Delaware
QCL Technologies Ltd.	Canada
QAL Technologies Pty Ltd	Australia
Qualtrics Japan LLC	Japan
QSL Technologies Pte. Ltd.	Singapore
QDL Technologies GmbH	Germany
QFL Technologies Sarl	France
QIL Technologies Limited	Ireland
QPL Technologies sp. z o.o.	Poland
QUL Technologies Limited	United Kingdom